September 2007	Pricing Sheet dated September 21, 2007 relating to
Preliminary Pricing Supplement No. 371 dated August 27, 2007 to
Registration Statement No. 333-131266
Filed pursuant to Rule 433

Structured Investments
Opportunities in Equities
Buffered PLUS, based on the performance of a basket composed of equity indices and shares, due June 20, 2011
Buffered Performance Leveraged Upside SecuritiesSM
PRICING TERMS — SEPTEMBER 21, 2007
Issuer:	Morgan Stanley
Issue price:	$10 per Buffered PLUS (see “Commissions and issue price” below)
Stated principal amount:	$10 per Buffered PLUS
Pricing date:	September 21, 2007
Original issue date:	September 28, 2007 (5 business days after the pricing date)
Maturity date:	June 20, 2011
Basket:	Basket Components	Bloomberg Symbol	Basket Component Weighting	Initial Basket Component Value	Multiplier
	The Dow Jones EuroStoxx 50® Index (the “EuroStoxx Index”)	SX5E	35%	4,360.63	0.000802636
	The Nikkei 225 Index	NKY	35%	16,401.73	0.000213392
	The S&P Latin America 40® Index (the “Latin America Index”)	SPLAC	15%	4,418.63	0.000339472
	Shares of the iShares® FTSE/Xinhua China 25 Index Fund (the “underlying shares”)	FXI	15%	168.48	0.008903134
Aggregate principal amount:		$20,750,000
Payment at maturity (per Buffered PLUS):
¡  If the basket performance factor is greater than 100%: $10 + ($10 x basket percentage increase x leverage factor)
There will be no maximum payment at maturity on the Buffered PLUS.
¡  If the basket performance factor is less than or equal to 100% but greater than or equal to 85%: $10
¡  If the basket performance factor is less than 85%: ($10 x the basket performance factor) + $1.50
This amount will be less than the stated principal amount of $10.  However, under no circumstances will the payment at maturity be less than $1.50.

Leverage factor:		110%
Basket performance factor:		(final basket value / initial basket value)
Basket percentage increase:		(final basket value – initial basket value) / initial basket value
Initial basket value:		10, which is equal to the sum of the products of (i) the initial basket component value for each basket component and (ii) the multiplier for such basket component.
Final basket value:		The sum of the products of (i) the final basket component value for each basket component and (ii) the multiplier for such basket component.
Final basket component value:
The final basket component value for each basket component will equal (i) in the case of the indices, the respective closing value for each index on the determination date and (ii) in the case of the underlying shares, the official closing value of one underlying share times the adjustment factor, each as of the determination date.

Basket setting dates:
¡  In the case of the Latin America Index and the underlying shares, the pricing date.
¡  In the case of the EuroStoxx Index and the Nikkei 225 Index, the respective index business day for such index immediately following the pricing date, subject to postponement in the event of a non-index business day or a market disruption event.

Determination date:		June 16, 2011, subject to postponement for non-index business days or non-trading days, as applicable, or market disruption events.
Adjustment factor:		1.0, subject to change upon certain events affecting the underlying shares.
Buffer amount:		15%
Minimum payment at maturity:		$1.50 per Buffered PLUS
Maximum payment at maturity:		There will be no maximum payment at maturity on the Buffered PLUS.
Interest:		None
CUSIP:		617475462
Minimum ticketing size:		100 Buffered PLUS
Listing:		The Buffered PLUS will not be listed on any securities exchange.
Agent:		Morgan Stanley & Co. Incorporated
Commissions and issue price:		Price to public(1)	Agent’s commissions(1)(2)	Proceeds to company
	Per Buffered PLUS	$10	$0.275	$9.725
	Total	$20,750,000	$570,625	$20,179,375
(1)    The actual price to public and agent’s commissions for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of Buffered PLUS purchased by that investor.  The lowest price payable by an investor is $9.90 per Buffered PLUS.  Please see the cover page of the accompanying preliminary pricing supplement for further details.
(2)    For additional information, see “Supplemental Information Concerning Plan of Distribution” in the accompanying preliminary pricing supplement and “Plan of Distribution” in the accompanying prospectus supplement.

YOU SHOULD READ THIS DOCUMENT TOGETHER WITH THE PRELIMINARY PRICING SUPPLEMENT DESCRIBING THIS OFFERING, AND THE RELATED PROSPECTUS SUPPLEMENT AND PROSPECTUS, EACH OF WHICH CAN BE ACCESSED VIA THE HYPERLINKS BELOW.

Preliminary Pricing Supplement No. 371 dated August 27, 2007
Amendment No. 1 to the Prospectus Supplement dated July 24, 2007
Prospectus dated January 25, 2006

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

“Dow Jones EURO STOXX 50®” and “STOXX®” are registered trademarks of STOXX® Limited and have been licensed for use for certain purposes by Morgan Stanley.  Nikkei Inc. (formerly known as Nihon Keizai Shimbun, Inc.), the publisher of the Nikkei 225 Index, has the copyright to the Nikkei 225 Index.  All rights to the Nikkei 225 Index are owned by Nikkei Inc.  “S&P Latin America 40®” is a registered trademark of the Standard & Poor’s® Corporation and has been licensed for use by Morgan Stanley.  “iShares®” is a registered trademark of Barclays Global Investors, N.A.  “FTSETM” and “FootsieTM” are trademarks of London Stock Exchange Plc and The Financial Times Limited and are used by FTSE International Limited under license.  The Buffered PLUS are not sponsored, endorsed, sold or promoted by any of the foregoing index publishers, and the index publishers make no representation regarding the advisability of investing in the Buffered PLUS.